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                                      [LETTERHEAD]


December 9, 1998


Mr. Jerry Czuchna
President
Web Walker Media Link
8174 S. Holly, Suite 267
Littleton, Colorado 80122

Dear Jerry,

Thank you for your proposal to develop and implement the Netgateway Cable Television MSO Affiliate Program. We would like to accept the proposal under the following terms:

-      Ninety day consulting agreement, commencing December 14, 1998

-      $3,600 per month

-      5,000 shares restricted 144 rule Netgateway stock

-      Bonus 5,000 shares upon signing a top 5 cable company to the program


Based on our initial conversation and your proposal, we will expect to receive a completed multimedia presentation and schedule initial MSO meetings in January.

We look forward to working with you in creating a successful MSO program.

Best Regards,

/s/ Alex Chaffetz

Alex Chaffetz, VP - Business Development
Netgateway, Inc.


/s/ Jerry Czuchna

Web Walker Media Link